Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Corvis Corporation:

We consent to the use of our reports incorporated by reference herein and to the reference to our firm under the heading “Experts” and “Selected Financial Data” in the prospectuses. Our reports refer to a change in the method of accounting for goodwill and other intangible assets.

/s/    KPMG LLP

McLean, Virginia

July 22, 2004